As filed with the Securities and Exchange Commission on May 8, 2006

Registration No. 333-131937

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5
TO
FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

WINTEGRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	3674	74-2943320
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6850 Austin Center Blvd.
Suite 215
Austin, TX 78731
(512) 345-3808

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jacob (Kobi) Ben-Zvi
President and Chief Executive Officer
6850 Austin Center Blvd.
Suite 215
Austin, TX 78731
(512) 345-3808

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey D. Saper, Esq.	Ayal Shenhav, Adv.	Bruce A. Mann, Esq.	Dan Shamgar, Adv.
Allison B. Spinner, Esq.	Noma Floom, Adv.	Craig S. Mordock, Esq.	Michael J. Rimon, Adv.
Wilson Sonsini Goodrich &	Danziger, Klagsbald & Co.	Morrison & Foerster LLP	Meitar Liquornik Geva &
Rosati, P.C.	7 Menahem Begin Street	425 Market Street	Leshem Brandwein
650 Page Mill Road	Ramat Gan, Israel 52521	San Francisco, CA 94105	16 Abba Hillel Rd.
Palo Alto, CA 94304	(972-3) 611-0700	(415) 268-7000	Ramat Gan, Israel 52506
(650) 493-9300			(972-3) 610-3100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 5 to Registration Statement on Form S-1 (No. 333-131937) is to amend and restate Part II, Item 16, Exhibits, and to file Exhibits 10.19, 10.20, 10.21, 10.22, 10.23, 10.24, 10.25, 10.26 and 10.27. No other changes have been made to the Registration Statement on Form S-1.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Amount to be paid
SEC Registration Fee		$9,229
NASD Filing Fee		9,125
Nasdaq National Market Listing Fee		*
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Printing and Engraving Expenses		*
Blue Sky Fees and Expenses		*
Transfer Agent and Registrar Fees		*
Miscellaneous Expenses		*
Total	$	*

——————

*

To be completed by amendment.

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Our amended and restated certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

Our amended and restated bylaws provide for the indemnification of officers, directors and third parties acting on our behalf if this person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

We intend to enter into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our charter documents, and we intend to enter into indemnification agreements with any new directors and executive officers in the future.

The underwriting agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of us, our executive officers and directors and the selling stockholders, and indemnification of the underwriters by us and the selling stockholders for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, in connection with matters specifically provided in writing by the underwriters for inclusion in the registration statement.

We intend to purchase and maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 15. Recent Sales of Unregistered Securities

The information set forth below gives effect to a one-for-two reverse stock split, which will be effective immediately prior to completion of this offering.

(a)

Since January 1, 2003, we have sold the following securities in private placement transactions:

1.

During March 2003, we issued and sold 3,877,905 shares of our Series C preferred stock at a purchase price of $3.3001 per share for an aggregate investment of $12,797,474. In addition, we granted to the purchasers of our shares of Series C preferred stock warrants to purchase 945,200 shares of Series C preferred stock at an exercise price of $3.3001 per share exercisable until the closing of this offering; the warrants may also be exercised on a cashless basis subject to the closing of this offering, based on the net offering price to the public. A cashless exercise would result in additional issuances to the holders of Series C preferred stock of 207,950 shares of common stock, assuming an offering price of $15.00 per share.

2.

During January 2005, we issued and sold 426,512 shares of our Series D preferred stock at a purchase price of $4.6892 per share for an aggregate investment of $2,000,000.

3.

During March 2006, we issued and sold 151,510 shares of our Series C preferred stock at a purchase price of $3.3001 per share for an aggregate investment of approximately $500,000.

The securities issuances described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and/or Regulation D under the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sales of these securities were made without general solicitation or advertising.

(b)

Since January 1, 2003, we have granted options to purchase an aggregate of 1,814,729 shares of common stock to employees, directors and consultants under our 2003 Share Option Plan at exercise prices ranging from $0.20 to $6.28. Since January 1, 2003, we have issued an aggregate of 500,507 shares of common stock upon exercise of stock options by employees and consultants.

The sales and issuances of securities in the transactions described above were deemed to be exempt from registration under the Securities Act of 1933, as amended, in reliance upon Section 4(2) of the Securities Act of 1933, as amended, Regulation D promulgated thereunder or Rule 701 promulgated under Section 3(b) of the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. All recipients had adequate access, through their relationship with the Company, to information about us.

(c)

There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a) and (b).

Item 16. Exhibits and Financial Statement Schedules

(a)

Exhibits

Exhibit Number	Description
*1.1	Form of Underwriting Agreement.
**3.1	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.
*3.2	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon completion of the offering.
**3.3	Bylaws of the Registrant, as currently in effect.
*3.4	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon completion of the offering.
*4.1	Form of the Registrant’s Common Stock Certificate.
**4.2	Amended and Restated Investors’ Rights Agreement dated February 9, 2006.
*5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
**10.1	Form of Director and Executive Officer Indemnification Agreement.
**10.2	2000 Share Option Plan and forms of agreement thereunder.
**10.3	2003 Share Option Plan and forms of agreement thereunder.
*10.4	2006 Equity Incentive Plan and forms of agreement thereunder.
**10.5	Employment Agreement between Jacob (Kobi) Ben-Zvi and Wintegra Ltd.
**10.6	Employment Agreement between Jacob (Kobi) Ben-Zvi and the Company.
**10.7	U.S. Lease Agreement, between Connecticut General Life Insurance Company and Wintegra, Inc., dated as of January 19, 2004 as amended on April 21, 2006.
**10.8	Founder Stock Purchase Agreement for Jacob (Kobi) Ben-Zvi dated January 26, 2000.
**10.9	Founder Stock Purchase Agreement for Robert O’Dell dated January 26, 2000.
**†10.10	Master Technology License for MIPS Cores, between MIPs Technologies International
AG and Wintegra Ltd., dated as of January 9, 2001.
10.11	Employment Agreement with Robert O’Dell.
**10.12	Employment Agreement with Ricardo Berger.
10.13	Employment Agreement with Michael Phillip.
**10.14	Employment Agreement with Yoram Yeivin.
**10.15	Service Contract between Shardan B. Management Services Ltd. and Wintegra Ltd. dated February 1, 2002.
**10.16

Loan Agreement dated June 4, 2002, and as amended on June 4, 2004, between the Company, its subsidiary Wintegra Ltd., and Plenus Technologies Ltd. and other co-lenders and the ancillary agreements therewith.

**10.17	Framework Agreement For Foreign Currency Loans dated August 12, 2004, between the Company’s subsidiary Wintegra, Ltd. and United Mizrahi Bank Ltd. and the ancillary agreements therewith.
**10.18	Amended Lease Agreement for Facilities in Ra’anana, Israel (translation from Hebrew)
†10.19	Supply and License Agreement with Texas Instruments Incorporated dated April 16, 2003.
†10.20	Co-Marketing and Software License Agreement with Texas Instruments Incorporated dated as of April 16, 2003.
†10.21	DSL Multi-Purpose DSLAM (MP-DSLAM) between Texas Instruments Incorporated and Wintegra, Ltd. dated November 24, 2003.
†10.22	Memorandum of Understanding between Wintegra, Inc. and Texas Instruments Incorporated dated April 20, 2005.
†10.23	Texas Instruments Proposal for Wintegra WinPath 2 ASIC Design dated June 19, 2005.
†10.24	Palmchip (Corporation) Technology License Agreement dated October 10, 2000.
†10.25	Palmchip (Corporation) Technology License Agreement dated February 8, 2001.
†10.26	Mentor Graphics Intellectual Property Customer Agreement dated December 2, 2004.
†10.27	Virage Logic Master License Agreement dated December 20, 2000.

**21.1	Subsidiaries of the Registrant.
**23.1	Consent of Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global Independent Registered Public Accounting Firm.
*23.2	Consent of Counsel (included in exhibit 5.1).
**24.1	Power of Attorney (See page II-5).

——————

*

To be filed by amendment.

**

Previously filed.

†

Confidential treatment requested with respect to portions of this exhibit.

(b)

Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons of the Registrant, we have been advised that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the Registrant of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of this issue.

We hereby undertake that:

(a)

We will provide to the underwriters at the closing as specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)

For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(c)

For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)

If we are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)

For the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities:

We undertake that in a primary offering of our securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, we will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i)

Any preliminary prospectus or prospectus of ours relating to the offering required to be filed pursuant to Rule 424;

ii)

Any free writing prospectus relating to the offering prepared by us or on our behalf or used or referred to by us;

iii)

The portion of any other free writing prospectus relating to the offering containing material information about us or our securities provided by us or on our behalf; and

iv)

Any other communication that is an offer in the offering made by us to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Wintegra, Inc. has duly caused this Amendment No. 5 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Austin, Texas on the 8th day of May 2006.

WINTEGRA, INC.

By:	/s/ Jacob (Kobi) Ben-Zvi
Jacob (Kobi) Ben-Zvi President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 5 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jacob (Kobi) Ben-Zvi	Chairman, President and Chief Executive Officer (Principal Executive Officer)	May 8, 2006
Jacob (Kobi) Ben-Zvi

/s/ Alon Rozner	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 8, 2006
Alon Rozner

*	Executive Vice-President of Marketing and Business Development and Director	May 8, 2006
Robert O’Dell

*	Director	May 8, 2006
Eli Akavia

Director
Eliyahu Ayalon

*	Director	May 8, 2006
Yair Seroussi

*	Director	May 8, 2006
Avigdor Willenz

*By:	/s/ Jacob (Kobi) Ben-Zvi
Jacob (Kobi) Ben-Zvi, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
*1.1	Form of Underwriting Agreement.
**3.1	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.
*3.2	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon completion of the offering.
**3.3	Bylaws of the Registrant, as currently in effect.
*3.4	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon completion of the offering.
*4.1	Form of the Registrant’s Common Stock Certificate.
**4.2	Amended and Restated Investors’ Rights Agreement dated February 9, 2006.
*5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
**10.1	Form of Director and Executive Officer Indemnification Agreement.
**10.2	2000 Share Option Plan and forms of agreement thereunder.
**10.3	2003 Share Option Plan and forms of agreement thereunder.
*10.4	2006 Equity Incentive Plan and forms of agreement thereunder.
**10.5	Employment Agreement between Jacob (Kobi) Ben-Zvi and Wintegra Ltd.
**10.6	Employment Agreement between Jacob (Kobi) Ben-Zvi and the Company.
**10.7	U.S. Lease Agreement, between Connecticut General Life Insurance Company and Wintegra, Inc., dated as of January 19, 2004 as amended on April 21, 2006.
**10.8	Founder Stock Purchase Agreement for Jacob (Kobi) Ben-Zvi dated January 26, 2000.
**10.9	Founder Stock Purchase Agreement for Robert O’Dell dated January 26, 2000.
**†10.10	Master Technology License for MIPS Cores, between MIPs Technologies International
AG and Wintegra Ltd., dated as of January 9, 2001.
10.11	Employment Agreement with Robert O’Dell.
**10.12	Employment Agreement with Ricardo Berger.
10.13	Employment Agreement with Michael Phillip.
**10.14	Employment Agreement with Yoram Yeivin.
**10.15	Service Contract between Shardan B. Management Services Ltd. and Wintegra Ltd. dated February 1, 2002.
**10.16

Loan Agreement dated June 4, 2002, and as amended on June 4, 2004, between the Company, its subsidiary Wintegra Ltd., and Plenus Technologies Ltd. and other co-lenders and the ancillary agreements therewith.

**10.17	Framework Agreement For Foreign Currency Loans dated August 12, 2004, between the Company’s subsidiary Wintegra, Ltd. and United Mizrahi Bank Ltd. and the ancillary agreements therewith.
**10.18	Amended Lease Agreement for Facilities in Ra’anana, Israel (translation from Hebrew)
†10.19	Supply and License Agreement with Texas Instruments Incorporated dated April 16, 2003.
†10.20	Co-Marketing and Software License Agreement with Texas Instruments Incorporated dated as of April 16, 2003.
†10.21	DSL Multi-Purpose DSLAM (MP-DSLAM) between Texas Instruments Incorporated and Wintegra, Ltd. dated November 24, 2003.
†10.22	Memorandum of Understanding between Wintegra, Inc. and Texas Instruments Incorporated dated April 20, 2005.
†10.23	Texas Instruments Proposal for Wintegra WinPath 2 ASIC Design dated June 19, 2005.
†10.24	Palmchip (Corporation) Technology License Agreement dated October 10, 2000.
†10.25	Palmchip (Corporation) Technology License Agreement dated February 8, 2001.
†10.26	Mentor Graphics Intellectual Property Customer Agreement dated December 2, 2004.
†10.27	Virage Logic Master License Agreement dated December 20, 2000.
**21.1	Subsidiaries of the Registrant.
**23.1	Consent of Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global Independent Registered Public Accounting Firm.

*23.2	Consent of Counsel (included in exhibit 5.1).
**24.1	Power of Attorney (See page II-5).

——————

*

To be filed by amendment.

**

Previously filed.

†

Confidential treatment requested with respect to portions of this exhibit.